Exhibit 5.1

HUNTON & WILLIAMS LLP BANK OF AMERICA PLAZA 600 PEACHTREE STREET ATLANTA, GEORGIA 30308

TEL 404 • 888 • 4000 FAX 404 • 888 • 4190

File No: 74020.000002
July 31, 2009
Board of Directors
America Service Group Inc.
105 Westpark Drive, Suite 200
Brentwood, TN 37027
Registration Statement on Form S-8
Relating to the America Service Group Inc. 2009 Equity Incentive Plan
Ladies and Gentlemen:
We have acted as special counsel to America Service Group Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”), as filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof pursuant to which the Company is registering an aggregate of 500,000 shares of common stock, par value $0.01 per share (the “Shares”), under the Securities Act of 1933, as amended (the “Securities Act”), issuable by the Company pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
In connection with the foregoing, we have examined the following:
(a)	the Registration Statement;

(b)	the Amended and Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on July 29, 2009 and the President and Chief Executive Officer and the Executive Vice President, Chief Financial Officer and Treasurer of the Company (collectively, the “Certifying Officers”) on the date hereof;

(c)	the Amended and Restated By-Laws of the Company, as certified by the Certifying Officers on the date hereof;

(d)	the joint action by unanimous written consent of the Board of Directors of the Company and the Incentive Stock and Compensation Committee of the Board of Directors of the Company, dated April 24, 2009, relating to, among other things, the due authorization of the Shares and the preparation and filing of the Registration Statement, as certified by the Certifying Officers on the date hereof;

Board of Directors
America Service Group Inc.
July 31, 2009

(e)	a certificate, dated July 29, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence, due incorporation and good standing in the State of Delaware;

(f)	the Plan.
For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). As to factual matters, we have relied upon certificates of officers of the Company and upon certificates of public officials.
We do not purport to express an opinion on any laws other than the General Corporation Law of the State of Delaware.
Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that the Shares have been duly authorized and, if and when issued in accordance with the terms of the Plan, and upon payment for the Shares in accordance with award agreements duly authorized thereunder, assuming that at the times of any such issuances the Company has a sufficient number of authorized and unissued shares of common stock available therefor, the Shares will be validly issued, fully paid and nonassessable.
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of its date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.
Very truly yours,

/s/ Hunton & Williams LLP